Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 16, 2015

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Ladies and Gentlemen:

We hereby consent to the reference to our firm DeGolyer and MacNaughton under the heading “Experts” in this Registration Statement on Form F-3 and the incorporation by reference therein of our third-party report dated January 20, 2015, concerning our estimates of the net proved crude oil, condensate, and natural gas reserves as of December 31, 2014, of certain properties owned by OAO Novatek, which is included as Exhibit 15.3 to the TOTAL S.A. Annual Report on Form 20-F, as amended, for the year ended December 31, 2014.

Very truly yours,

/s/ DEGOLYER AND MACNAUGHTON

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716